Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

FIBROCELL SCIENCE, INC.

It is hereby certified that:

1.	(a) The present name of the corporation (the “Corporation”) is Fibrocell Science, Inc.

(b) The name under which the corporation was originally incorporated is Isolagen, Inc.; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is September 28, 1992.

2. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Fibrocell Science, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

3. The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

“Restated Certificate of Incorporation

of

Fibrocell Science, Inc.”

ARTICLE I.

Name

The name of the corporation (the “Corporation”) is Fibrocell Science, Inc.

ARTICLE II.

Duration

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III.

Purposes

The purposes for which the Corporation is organized are to engage in any lawful purposes, activities, and pursuits for which corporations may be organized under the General Corporation Law of Delaware and to exercise all powers allowed or permitted thereunder.

ARTICLE IV.

Capitalization

The Corporation shall have authority to issue an aggregate of 1,105,000,000 shares, of which 5,000,000 shares shall be preferred stock, $0.001 par value (hereinafter the “Preferred Stock”), and 1,100,000,000 shares shall be common stock, par value $0.001 (hereinafter the “Common Stock”). To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue nonvoting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of stock of each class and series which the Corporation shall be authorized to issue, are as follows:

1. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional and other rights of each such series and qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

A. Authority of the Board of Directors. Except as hereinafter provided, the board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative participating, optional and other rights and the qualifications, limitations and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

(i) the distinctive designation of and the number of shares of Preferred Stock that shall constitute each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;

(ii) the rate and times at which, and the terms and conditions on which, dividends, if any, on the shares of the series shall be paid; the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of this Corporation or on any series of Preferred Stock; and whether such dividends shall be cumulative or noncumulative;

(iii) the right, if any, of the holders of the shares of the same series to convert the same into, or exchange the same for, any other class or classes of stock of this Corporation and the terms and conditions of such conversion or exchange;

(iv) whether shares of the series shall be subject to redemption and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of any other class or classes of stock of the Corporation, cash or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

(v) the rights, if any of the holders of shares of the series on voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of this Corporation;

(vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(vii) the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (1) the right to more or less than one vote per share on any or all matters voted on by the stockholders, and (2) the right to vote as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of this Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the board of directors may determine.

2. Common Stock. The Common Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

A. After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts, and subject further to any other conditions that may be required by the Delaware General Corporation Law, then but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors without distinction to series;

B. After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, or whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each without distinction as to series; and

C. Except as may otherwise be required by law or this Certificate of Incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including, any vote to amend this Certificate of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters and shall not have the right to cumulate their votes for any purpose.

3. Other Provisions.

A. The board of directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the shareholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the full consideration determined by the board of directors has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessment thereon.

B. Unless otherwise provided in the resolution of the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of any class of the corporation or of any security of obligation convertible into, or of any warrant, option or right to purchase, subscribe for or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

C. Anything herein contained to the contrary notwithstanding, any and all right, title, interest and claim in and to any dividends declared or other distributions made by the Corporation, whether in cash, stock or otherwise, that are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents or other agents or depositories shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

ARTICLE V.

Limitation on Liability

A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

ARTICLE VI.

Business Combinations with Interested Stockholders

The Corporation elects not to be governed by the provisions of section 203 of the General Corporation Law of Delaware regarding business combinations with interested shareholders.

ARTICLE VII.

Registered Office and Registered Agent

The name and address of the Corporation’s registered agent in the state of Delaware is The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, county of New Castle, Delaware. Either the registered office or the registered agent may be changed in the manner provided by law.

ARTICLE VIII.

Amendment

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in its Certification of Incorporation from time to time in accordance with the laws of the State of Delaware, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX.

Adoption and Amendment of Bylaws

The initial bylaws of the Corporation shall be adopted by the board of directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Delaware now or hereafter existing.

ARTICLE X.

Directors

The number of directors of the Corporation shall be set forth in the bylaws of the Corporation, which number may be increased or decreased pursuant to the bylaws of the Corporation. The board of directors is authorized to make, alter or repeal the bylaws of the Corporation. The board of directors shall be classified, in respect solely to the time for which they shall severally hold office, by dividing them into three (3) classes, each such class to be as nearly as possible equal in number of directors to each other class. The first term of office of directors of the first class shall expire at the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such date; the term of office of the directors of the second class shall expire on the one (1) year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such one (1) year anniversary; and the term of office of the directors of the third class shall expire on the two (2) year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such two (2) year anniversary. At each succeeding annual meeting, the stockholders shall elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director shall hold office for the term for which elected and until his successor shall be elected and qualify.

IN WITNESS WHEREOF, I have executed and attested this Restated Certificate of Incorporation this 12th day of December, 2012 in accordance with Section 103 of the Delaware General Corporation Law.

By:	/s/ David Pernock
David Pernock, Chief Executive Officer